EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2021 Results

FORT COLLINS, Colo., Aug. 02, 2021 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ: WWD) today reported financial results for its third quarter of fiscal year 2021.

All amounts are presented on a U.S. GAAP basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.

Third Quarter Overview

  Net sales were $557 million, compared to $524 million.
  Net earnings and adjusted net earnings1 were both $49 million, or $0.74 per share. For the third quarter of fiscal 2020, net earnings were $38 million, or $0.61 per share, and adjusted net earnings were $31 million, or $0.48 per share.
  Net cash provided by operating activities was $318 million for the first nine months of fiscal 2021, compared to $212 million for the same period of the prior year. Free cash flow1 and adjusted free cash flow1 for the first nine months of fiscal 2021 were both $297 million. For the first nine months of fiscal 2020, free cash flow was $173 million and adjusted free cash flow was $169 million.

“We delivered significantly improved performance in the quarter compared to the prior year period. Global economies are beginning to recover; however, both of our segments were impacted by COVID, supply chain disruptions and regional market volatility,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “Woodward continues to generate strong cash flow by leveraging our operational structure and optimizing working capital, which is enabling increased investments in growth opportunities and a return to our pre-COVID capital allocation strategy to drive long-term shareholder value.”

Third Quarter Company Results

Net sales for the third quarter of fiscal 2021 were $557 million, compared to $524 million for the third quarter of last year, an increase of 6 percent. Sales were negatively impacted by approximately $30 million due to global supply chain disruptions, which delayed orders scheduled for third quarter shipment.

Net earnings and adjusted net earnings were both $49 million, or $0.74 per share, for the third quarter of 2021. For the third quarter of 2020, net earnings were $38 million, or $0.61 per share, and adjusted net earnings were $31 million, or $0.48 per share.

EBIT1 and adjusted EBIT1 were both $67 million for the third quarter of 2021. For the third quarter of 2020, EBIT was $53 million and adjusted EBIT was $52 million.

The effective tax rate and the adjusted effective tax rate1 were both 16.8 percent for the third quarter of 2021. For the third quarter of 2020, the effective tax rate was 14.6 percent and the adjusted effective tax rate was 29.1 percent.

Segment Results

Aerospace

Aerospace segment net sales for the third quarter of fiscal 2021 were $341 million, compared to $306 million for the third quarter a year ago, an increase of 11 percent.

Commercial OEM and aftermarket both increased due to higher aircraft production rates and recovering domestic passenger traffic compared to a weak third quarter in the prior year. Defense sales were slightly lower than the prior year quarter.

Segment earnings for the third quarter of 2021 were $53 million, compared to $41 million for the third quarter of last year. Segment earnings as a percent of segment net sales were 15.6 percent for the third quarter of 2021, compared to 13.4 percent in the same quarter of the prior year. The increase in segment earnings was primarily the result of higher volume, predominantly in commercial OEM.

Industrial

Industrial segment net sales for the third quarter of fiscal 2021 were $216 million, compared to $217 million for the third quarter of the prior year. For the third quarter of 2020, Industrial segment net sales excluding renewable power systems and related businesses1 (“RPS”), which was divested on April 30, 2020, were $210 million. For the current year quarter, foreign currency exchange rates had a favorable impact on Industrial sales of approximately $11 million.

Industrial segment net sales excluding RPS for the third quarter of 2021 increased slightly primarily due to the impact of favorable foreign currency exchange rates, partially offset by softness in China natural gas engines and the impact of global supply chain constraints.

Industrial segment earnings for the third quarter of 2021 were $27 million, or 12.6 percent of segment net sales, consistent with the prior year quarter.

Nonsegment

Nonsegment expenses and adjusted nonsegment expenses1 were both $14 million for the third quarter of fiscal 2021. For the third quarter of 2020, nonsegment expenses were $15 million and adjusted nonsegment expenses were $17 million.

Year-to-Date Results

Net sales for the first nine months of fiscal 2021 were $1.68 billion, compared to $1.96 billion for the same period last year. Foreign currency exchange rates had a favorable impact on net sales of approximately $32 million for the first nine months of 2021. Net earnings and adjusted net earnings for the first nine months of 2021 were both $159 million, or $2.42 per share. For the first nine months of 2020, net earnings were $183 million, or $2.85 per share, and adjusted net earnings were $206 million, or $3.20 per share.

The effective tax rate and the adjusted effective tax rate for the first nine months of 2021 were both 14.1 percent. For the first nine months of 2020, the effective tax rate was 14.3 percent and the adjusted effective tax rate was 18.7 percent.

Aerospace segment net sales for the first nine months of 2021 were $1.03 billion, compared to $1.25 billion for the same period last year. Aerospace segment earnings for the first nine months of 2021 were $169 million, or 16.4 percent of segment net sales, compared to $252 million, or 20.1 percent of segment net sales, for the same period last year.

Industrial segment net sales for the first nine months of 2021 were $648 million, compared to $710 million for the same period last year. Foreign currency exchange rates had a favorable impact on net sales of approximately $31 million for the first nine months of 2021. Industrial segment earnings for the first nine months of 2021 were $88 million, or 13.6 percent of segment net sales, compared to Industrial segment earnings of $82 million, or 11.5 percent of segment net sales, for the same period last year.

Industrial segment net sales excluding RPS for the first nine months of 2020 were $642 million. Industrial segment earnings excluding RPS for the first nine months of 2020 were $78 million, or 12.2 percent of segment net sales excluding RPS.

Nonsegment expenses and adjusted nonsegment expenses were both $47 million for the first nine months of 2021. For the first nine months of 2020, nonsegment expenses were $94 million and adjusted nonsegment expenses were $57 million.

Cash Flow and Financial Position

Net cash provided by operating activities for the first nine months of fiscal 2021 was $318 million, compared to $212 million for the same period of the prior year. Payments for property, plant, and equipment for the first nine months of 2021 were $21 million, compared to $39 million for the same period of 2020.

Free cash flow and adjusted free cash flow for the first nine months of 2021 were both $297 million. For the first nine months of 2020, free cash flow was $173 million and adjusted free cash flow was $169 million. The increase in free cash flow and adjusted free cash flow was primarily related to effective working capital management and lower capital expenditures, partially offset by lower net earnings.

Total debt was $740 million at June 30, 2021, compared to $929 million at June 30, 2020. Debt-to-EBITDA1 leverage at June 30, 2021, was 1.7 times EBITDA, compared to 1.8 times EBITDA at June 30, 2020.

Fiscal Year 2021 Outlook

While we expect sales, earnings and free cash flow results for the fourth quarter to be higher than the third quarter, considerable uncertainty remains with respect to the COVID-19 variants, global supply chain disruptions, and regional market volatility, all of which are expected to continue. Accordingly, we are not providing more detailed guidance at this time.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, August 2, 2021, to provide an overview of the financial performance for the third quarter and first nine months of fiscal year 2021, business highlights, and outlook for fiscal 2021. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 7551758. An audio replay will be available by telephone from 7:30 p.m. EDT on August 2, 2021 until 11:59 p.m. EDT on August 16, 2021. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 7551758.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about of the recovery of global economies following the COVID-19 pandemic, our continued ability to generate strong cash flow by leveraging our operational structure and optimizing working capital in the current environment; the continued and expected or potential effects of global supply chain disruptions, regional market volatility, and the COVID-19 pandemic and new COVID-19 variants on our business; trends in airline production rates and passenger traffic, the management of our business, including our operations and strategy, and our ability to increase our investments in growth opportunities and return to our pre-COVID capital allocation strategy to drive long-term shareholder value; and the markets in which we compete and the effect of COVID-19 and other factors on such markets, and our strategies and investments, including our intended strategic and operational focus. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the COVID-19 pandemic, related public health measures, and the speed and effectiveness of the global rollout of COVID-19 vaccines or other therapeutics, as well as the related volatility in financial, commodities (including oil and gas) and other markets and industries (including the aviation industry), a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters and COVID-19 related impacts, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation, such as diseases, epidemics, pandemics and natural disasters, and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which we expect to file shortly, and its Annual Report on Form 10-K for the year ended September 30, 2020 and any subsequently filed Quarterly Report on Form 10-Q, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net sales	$556,675	$523,826	$1,675,615	$1,964,401
Costs and expenses:
Cost of goods sold	422,457	395,511	1,258,340	1,447,942
Selling, general, and administrative expenses	48,021	57,361	148,461	177,035
Research and development costs	29,765	34,522	89,388	106,029
Impairment of assets sold	-	-	-	37,902
Restructuring charges	-	19,040	-	19,040
Gain on cross-currency interest rate swaps, net	-	(30,481)	-	(30,481)
Interest expense	8,397	8,737	25,552	26,502
Interest income	(308)	(377)	(1,086)	(1,340)
Other (income) expense, net	(10,355)	(5,503)	(29,809)	(31,991)
Total costs and expenses	497,977	478,810	1,490,846	1,750,638
Earnings before income taxes	58,698	45,016	184,769	213,763
Income taxes	9,837	6,551	26,025	30,607
Net earnings	$48,861	$38,465	$158,744	$183,156

Earnings per share amounts:
Basic earnings per share	$0.77	$0.62	$2.51	$2.95
Diluted earnings per share	$0.74	$0.61	$2.42	$2.85
Weighted average common shares outstanding:
Basic	63,559	62,309	63,215	62,188
Diluted	65,910	63,427	65,499	64,273

Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.0813	$0.4063	$0.5238

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	June 30,	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$362,007	$153,270
Accounts receivable	571,943	537,987
Inventories	427,492	437,943
Income taxes receivable	31,329	28,879
Other current assets	50,757	52,786
Total current assets	1,443,528	1,210,865
Property, plant, and equipment, net	952,800	997,415
Goodwill	812,516	808,252
Intangible assets, net	582,213	606,711
Deferred income tax assets	14,582	14,658
Other assets	283,016	265,435
Total assets	$4,088,655	$3,903,336

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,050	$101,634
Accounts payable	163,248	134,242
Income taxes payable	12,699	4,662
Accrued liabilities	163,580	151,794
Total current liabilities	340,577	392,332
Long-term debt, less current portion	739,062	736,849
Deferred income tax liabilities	165,652	163,573
Other liabilities	641,677	617,905
Total liabilities	1,886,968	1,910,659
Stockholders’ equity	2,201,687	1,992,677
Total liabilities and stockholders’ equity	$4,088,655	$3,903,336

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Nine-Months Ended
	June 30,
	2021	2020
Net cash provided by operating activities	$317,915	$212,416

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(21,347)	(39,072)
Proceeds from sale of assets	141	18,844
Proceeds from business divestiture	-	10,443
Proceeds from sales of short-term investments	16,566	12,700
Payments for purchases of short-term investments	(14,326)	(13,109)
Net cash used in investing activities	(18,966)	(10,194)

Cash flows from financing activities:
Cash dividends paid	(25,734)	(32,587)
Proceeds from sales of treasury stock	32,219	14,790
Payments for repurchases of common stock	-	(13,346)
Borrowings on revolving lines of credit and short-term borrowings	74,400	1,027,342
Payments on revolving lines of credit and short-term borrowings	(74,400)	(1,191,319)
Payments of long-term debt and finance lease obligations	(101,214)	(1,187)
Net cash used in financing activities	(94,729)	(196,307)
Effect of exchange rate changes on cash and cash equivalents	4,517	(3,625)
Net change in cash and cash equivalents	208,737	2,290
Cash and cash equivalents at beginning of year	153,270	99,073
Cash and cash equivalents at end of period	$362,007	$101,363

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales:
Aerospace	$340,912	$306,494	$1,027,285	$1,254,655
Industrial	215,763	217,332	648,330	709,746
Total consolidated net sales	$556,675	$523,826	$1,675,615	$1,964,401
Segment earnings*:
Aerospace	$53,167	$41,096	$168,641	$251,645
As a percent of segment net sales	15.6%	13.4%	16.4%	20.1%
Industrial	27,166	27,438	87,925	81,640
As a percent of segment net sales	12.6%	12.6%	13.6%	11.5%
Total segment earnings	80,333	68,534	256,566	333,285
Nonsegment expenses	(13,546)	(15,158)	(47,331)	(94,360)
EBIT	66,787	53,376	209,235	238,925
Interest expense, net	(8,089)	(8,360)	(24,466)	(25,162)
Consolidated earnings before income taxes	$58,698	$45,016	$184,769	$213,763

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$8,034	$9,711	$21,347	$39,072
Depreciation expense	$21,717	$22,378	$66,244	$68,101

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	June 30, 2021			June 30, 2020
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$58,698	$48,861	$0.74	$45,016	$38,465	$0.61
Non-U.S. GAAP adjustments:
Merger and divestiture transaction costs[3]	-	-	-	1,732	1,304	0.02
Restructuring charges related to COVID-19	-	-	-	19,040	14,200	0.22
Loss on sale of disposal group	-	-	-	2,540	1,801	0.02
Acceleration of stock compensation	-	-	-	2,376	1,788	0.03
Net gain on cross-currency interest rate swaps[4]	-	-	-	(27,481)	(26,904)	(0.42)
Total non-U.S. GAAP adjustments	-	-	-	(1,793)	(7,811)	(0.13)
Adjusted earnings (Non-U.S. GAAP)	$58,698	$48,861	$0.74	$43,223	$30,654	$0.48

(3) Merger and divestiture transaction costs include, as applicable, (i) merger-related transactions costs associated with the now-terminated merger with Hexcel, (ii) divestiture-related transaction costs associated with the divestiture of the disposal groups
(4) The net gain on cross-currency interest rate swaps includes (i) the net realized gains on termination of the instruments and (ii) the swap breakage fees associated with termination of the instruments

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Nine-Months Ended			Nine-Months Ended
	June 30, 2021			June 30, 2020
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$184,769	$158,744	$2.42	$213,763	$183,156	$2.85
Non-U.S. GAAP adjustments:
Gain on sale of Duarte facility	-	-	-	(13,522)	(10,175)	(0.16)
Impairment from assets sold	-	-	-	37,902	28,016	0.44
Merger and divestiture transaction costs[3]	-	-	-	18,654	14,038	0.22
Restructuring charges related to COVID-19	-	-	-	19,040	14,200	0.22
Loss on sale of disposal group	-	-	-	2,540	1,801	0.02
Acceleration of stock compensation	-	-	-	2,376	1,788	0.03
Net gain on cross-currency interest rate swaps[4]	-	-	-	(27,481)	(26,904)	(0.42)
Total non-U.S. GAAP adjustments	-	-	-	39,509	22,764	0.35
Adjusted earnings (Non-U.S. GAAP)	$184,769	$158,744	$2.42	$253,272	$205,920	$3.20

(3) Merger and divestiture transaction costs include, as applicable, (i) merger-related transactions costs associated with the now-terminated merger with Hexcel, (ii) divestiture-related transaction costs associated with the divestiture of the disposal groups
(4) The net gain on cross-currency interest rate swaps includes (i) the net realized gains on termination of the instruments and (ii) the swap breakage fees associated with termination of the instruments

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net earnings (U.S. GAAP)	$48,861	$38,465	$158,744	$183,156
Income taxes	9,837	6,551	26,025	30,607
Interest expense	8,397	8,737	25,552	26,502
Interest income	(308)	(377)	(1,086)	(1,340)
EBIT (Non-U.S. GAAP)	66,787	53,376	209,235	238,925
Non-U.S. GAAP adjustments*	-	(1,793)	-	39,509
Adjusted EBIT (Non-U.S. GAAP)	$66,787	$51,583	$209,235	$278,434

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net earnings (U.S. GAAP)	$48,861	$38,465	$158,744	$183,156
Income taxes	9,837	6,551	26,025	30,607
Interest expense	8,397	8,737	25,552	26,502
Interest income	(308)	(377)	(1,086)	(1,340)
Amortization of intangible assets	10,526	9,728	31,555	29,481
Depreciation expense	21,717	22,378	66,244	68,101
EBITDA (Non-U.S. GAAP)	99,030	85,482	307,034	336,507
Non-U.S. GAAP adjustments*	-	(1,793)	-	39,509
Adjusted EBITDA (Non-U.S. GAAP)	$99,030	$83,689	$307,034	$376,016

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT NET SALES EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Industrial segment net sales	$215,763	$217,332	$648,330	$709,746
Renewable power systems and related businesses sales	-	7,730	-	67,663
Industrial segment net sales excluding renewable power systems and related businesses	$215,763	$209,602	$648,330	$642,083

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Industrial segment earnings	$27,166	$27,438	$87,925	$81,640
Renewable power systems and related businesses earnings	-	252	-	3,602
Industrial segment earnings excluding renewable power systems and related businesses	$27,166	$27,186	$87,925	$78,038

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Nonsegment expenses (U.S. GAAP)	$13,546	$15,158	$47,331	$94,360
Gain on sale of Duarte facility	-	-	-	13,522
Impairment from assets sold	-	-	-	(37,902)
Merger and divestiture transaction costs	-	(1,732)	-	(18,654)
Restructuring charges related to COVID-19	-	(19,040)	-	(19,040)
Net gain on cross-currency interest rate swaps	-	27,481	-	27,481
Acceleration of stock compensation	-	(2,376)	-	(2,376)
Loss on sale of disposal group	-	(2,540)	-	(2,540)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$13,546	$16,951	$47,331	$54,851

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands, except per share amounts)

	Nine-Months Ended
	June 30,
	2021	2020

Net cash provided by operating activities (U.S. GAAP)	$317,915	$212,416
Payments for property, plant, and equipment	(21,347)	(39,072)
Free cash flow (Non-U.S. GAAP)	296,568	173,344
Cash proceeds from the sale of the Duarte facility	-	18,767
Cash paid for merger and divestiture transaction costs	-	17,624
Cash paid for restructuring charges	-	14,052
Net cash proceeds from cross-currency interest rate swaps	-	(55,191)
Adjusted free cash flow (Non-U.S. GAAP)	$296,568	$168,596

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, Industrial segment net sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses exclude, as applicable, (i) the gain on sale of assets associated with the sale of the Company’s real property, (ii) the charge from the impairment of assets held for sale, and the losses from assets sold, associated with the Company’s divestiture of the renewable power systems and related businesses (which we refer to as “RPS” or the disposal group), (iii) restructuring charges related to the COVID-19 pandemic, (iv) RPS and related sales and earnings, (v) costs associated with the previously proposed merger with Hexcel Corporation, which merger agreement was terminated on April 5, 2020, (vi) acceleration of stock compensation expense related to restructuring activities, and (vii) the net gain on settlement of cross-currency interest rate swaps. Woodward believes that these items are short-term costs/benefits or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash proceeds from the sale of real property at our former Duarte operations, cash payments added back for merger and divestiture transaction costs, and cash payments made for restructuring charges, less net cash proceeds from cross-currency interest rate swaps. Management believes these adjustments to free cash flow better portrays Woodward’s operating performance.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, Industrial segment sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Don Guzzardo Vice President, Investor Relations & Treasurer 970-498-3580 Don.Guzzardo@woodward.com